UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 24, 2007

______________________________

NEW WORLD BRANDS, INC.
(Exact name of registrant as specified in its charter)

Delaware                                033-91432                            02-0401674
(State or other jurisdiction                           (Commission                           (IRS Employer
   of incorporation)                                 File Number)                            Identification No.)

340 West Fifth Avenue, Eugene, Oregon 97401
(Address, including zip code, of registrant’s principal executive offices)

(541) 868-2900
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Pursuant to a written consent, dated January 31, 2007, of the Board of Directors (the “Board”) of New World Brands, Inc., a Delaware company (the “Company”), and a written consent, dated January 31, 2007, of a requisite number of the Company’s outstanding shares, the Company’s Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on April 24, 2007, at which time it became effective (the “Effective Date”). On this Effective Date, approximately 116.67 Series A Convertible Preferred Stock (the “Preferred Stock”) of the Company, constituting all of the Company’s outstanding Preferred Stock, converted into approximately 348.4 million shares of Common Stock (the “Common Stock”) of the Company.

The Amended and Restated Certificate of Incorporation (i) increased the Company’s authorized number of shares of Common Stock by 550,000,000 shares, $0.01 par value per share; (ii) created 1,000 shares, $0.01 par value per share, of Preferred Stock of the Company; (iii) implemented a staggered Board with three classes, each serving three years; and (iv) made such other changes to the certificate of incorporation as were necessary and incidental to the foregoing.

A copy of the Company’s Amended and Restated Certificate of Incorporation is attached hereto as Exhibit 3.1 and is hereby incorporated by reference.

A copy of the Company’s press release, announcing its recapitalization that resulted upon the effectiveness of its Amended and Restated Certificate of Incorporation, is attached hereto as Exhibit 99.1 and is hereby incorporated by reference.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.    Description

3.1          Amended and Restated Certificate of Incorporation of New World Brands, Inc.

99.1        Press Release, dated April 27, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                            NEW WORLD BRANDS, INC..

                    By: /s/ M. David Kamrat
                  Name: M. David Kamrat
                  Title:   Chairman and Chief Executive Officer

Date: April 30, 2007